Exhibit 99.1

For Release: September 29, 2010

GM to Complete Acquisition of AmeriCredit, with GM

Financial Beginning Operations October 1

•	AmeriCredit to be renamed General Motors Financial Company, Inc.

•	Acquisition will allow GM to offer consumers more financing and leasing options

•	Launch of initial leasing program targeted by the end of first quarter 2011

DETROIT – General Motors announced its acquisition of AmeriCredit Corp. will close effective Oct. 1, 2010, following the approval of AmeriCredit’s stockholders today. The company will be renamed General Motors Financial Company, Inc. (GM Financial).

The acquisition will form the foundation of the company’s plan to create an in-house financing arm and allow GM to provide consumers more vehicle financing options across the U.S. and Canada. GM Financial will work closely with GM dealers to expand financing and leasing options, including a new regional lease program to be launched by the end of the first quarter of 2011.

Earlier today, AmeriCredit stockholders approved the all-cash transaction valued at approximately $3.5 billion. The company will file a Certificate of Merger with the Texas Secretary of State on Sept. 30, effective Oct. 1.

“This acquisition allows GM to offer an enhanced range of solutions for our customers and dealers, and establishes an important strategic capability for GM,” said GM Vice Chairman and Chief Financial Officer Chris Liddell. “The speed by which this transaction occurred is evidence of how we are running GM today. We identified an opportunity and moved quickly to provide solutions for customers and dealers.”

“While the name is changing, our commitment to our customers and dealers remains paramount,” said GM Financial President and CEO Dan Berce. “We are excited to become a member of the GM family and look forward to the new opportunities this provides us.”

The establishment of GM Financial will provide strategic capabilities to offer consumers a range of additional financing and lease options. Key partners, in particular Ally Financial, will continue to provide essential financing services, including dealer financing and prime retail financing.

With total assets of approximately $10 billion, the acquisition poses minimal impact to GM’s balance sheet, and does not change GM’s objective of achieving strong investment grade status. GM Financial will maintain direct access to capital markets for its funding requirements. GM Financial results will be reported as a separate segment within GM’s consolidated financial results and will continue to report its results as a separate SEC registrant.

About General Motors:

General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 208,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 31 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, FAW, GMC, Daewoo, Holden, Jiefang, Opel, Vauxhall and Wuling. GM’s largest national market is China, followed by the United States, Brazil, Germany, the United Kingdom, Canada, and Italy. GM’s

OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.

About AmeriCredit:

AmeriCredit (to be renamed General Motors Financial Company, Inc.) provides auto finance solutions through auto dealers across the United States. GM Financial has approximately 3,000 employees in the U.S. and Canada, 800,000 customers and $9 billion in auto receivables. The company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com

Forward-Looking Statements:

In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: an unforeseen event that could prevent closing; our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planning significant investment in new technology; our ability to realize successful vehicle applications of new technology; and our ability to comply with the continuing requirements related to U.S. and other government support.

GM’s most recent annual report on Form 10-K and quarterly report on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.